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Exhibit 5.1

Nelson
Mullins

  Nelson Mullins Riley & Scarborough LLP
  Attorneys and Counselors at Law
  201 17th St., NW / 17th Floor / Atlanta, Georgia 30363
  Tel: 404.322.6000 Fax: 404.322.6050
  www.nelsonmullins.com

October 7, 2008

Tidelands Bancshares, Inc.
840 Lowcountry Blvd.
Mount Pleasant, South Carolina 29464

  Re: Registration Statement on Form S-1

Gentlemen:

        We have acted as counsel to Tidelands Bancshares, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the offer and sale of up to 2,200,000 shares of the Company's common stock, par value $0.01 per share, (the "Shares"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

        In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the articles of incorporation of the Company, as amended, certified by the Secretary of State of the State of South Carolina; (iii) the bylaws of the Company; (iv) the form of the common stock certificate of the Company; and (v) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

        Based on the foregoing, we are of the opinion that subject to compliance with the pertinent provisions of the Securities Act, and compliance with the applicable provisions of the securities or "blue sky" laws of the various states, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable.

        In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of South Carolina and the Federal law of the United States of America.

        This opinion is being rendered to be effective as of the effective date of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement, including the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP

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  Exhibit 5.1